EXHIBIT 99.2

On July 31, 2013, inTEST Corporation held its quarterly conference call. The following represents a textual representation of the content of the conference call and while efforts are made to provide an accurate transcription, there may be errors, omissions or inaccuracies in this transcript. A recording of the conference call is available for one year on our website at www.intest.com.

Operator:

Welcome to inTEST Corporation's 2013 Second Quarter Financial Results Conference Call. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session. At that time, if you have a question, you will need to press star, one on your push-button phone. As a reminder, this conference is being recorded today. A replay will be accessible at www.intest.com.

I would now like to turn the call over to Laura Guerrant, inTEST Investor Relations Consultant. Please go ahead.

Laura Guerrant:

Thank you, George, and thank you for joining us for inTEST's Second Quarter Financial Results Conference Call. With us today are Robert Matthiessen, President and Chief Executive Officer; Hugh Regan, Treasurer and Chief Financial Officer; Jim Pelrin, Vice President and General Manager of inTEST's Thermal Products segment; and Dan Graham, Senior Vice President and General Manager of inTEST's Electrical and Mechanical Products segment. Mr. Matthiessen will briefly review highlights from the second quarter, as well as current business trends. Mr. Regan will then review inTEST's detailed financial results and discuss guidance for the third quarter of 2013. We'll then have time for any questions.

If you have not yet received a copy of today's release, a copy may be obtained on inTEST's website, www.intest.com.

Before we begin the formal remarks, the Company's attorneys advise that this conference call may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information but relate to predicted or potential future events that are based upon management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to, changes in business conditions and the economy, changes in the demand for semiconductors, changes in the rates of and timing of capital expenditures by semiconductor manufacturers, progress of product development program, increases in raw material and fabrication costs associated with our products and other risk factors set forth from time to time in the Company's SEC filings, including, but not limited to, inTEST's periodic reports on Form 10-K and Form 10-Q. The Company undertakes no obligation to update the information on today's conference call to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

And with that, let me now turn the call over to Robert Matthiessen. Please go ahead, Bob.

Robert Matthiessen:

Thank you, Laura. I'd like to welcome everyone to our 2013 Second Quarter Conference Call. While Hugh will review the financial results in detail, I will review some of the highlights and we'll then discuss our markets and what we are seeing in our customer base.

Our financial results for the second quarter were fueled by strong demand from a wide variety of customers in the semiconductor market and are indicative of the strengthening we have experienced in our business. Orders accelerated, resulting in a substantial increase of 42% in bookings. Total bookings for the second quarter were $11.0 million, compared with $7.7 million reported for the first quarter. Non-semi related bookings were $2.2 million or 20% of net revenues, compared with $1.4 million or 18% of net revenues in the prior quarter. Please note that at the end of the 2nd quarter we revised the non-semi related historical bookings and revenue figures to include service, which we had previously not included.

Net revenues of $11.2 million increased 25% sequentially. Non-semiconductor test revenue again increased both in terms of absolute dollars and as a percent of revenue, up 30% sequentially and representing 22% of total second quarter net revenues. As you know, we specialize in delivering semi-custom thermal test solutions that can be readily adapted to industries outside of the semiconductor industry: including Automotive, Consumer Electronics, Defense/Aerospace, Energy and Telecommunications.

The gross margin improved from 46% last quarter to 49% in the second quarter, fueled by an increase in net revenues which caused a better absorption of our fixed manufacturing costs.

We are very well structured in terms of operating profitability and we continue to deliver profitable results. The second quarter marked our 15th consecutive quarter of profitability, which includes a break-even quarter in Q1 of 2012. Net income increased 243% over the prior quarter, and we grew earnings per share by $0.07. And most notably, we have a strong P&L and carry no debt. From an investor standpoint, I think that probably our biggest differentiating factor is that we continue to make money even during challenging times and we generate cash. As we noted on our prior call, we expect to continue both trends throughout 2013.

Now let me turn to the segments in which we operate. In the thermal segment, the start of Q3 has been quite strong in terms of order rate, and we see business holding steady or improving slightly by year-end. Overall bookings were $5.4 million, a 14% increase over first quarter bookings of $4.7 million. Bookings for North America and Asia were up 10% and 25%, respectively. While semi-related bookings of $2.5 million declined from $3.5 million last quarter, we expect a pick-up in the second half of the year. Thermal revenues for the second quarter were $5.8 million compared with first quarter thermal revenues of $5.9 million.

We had a number of thermal highlights in Q2.

The Optical Transceiver market in Asia and the US Military were very active.

We received an order from the U.S. Department of Defense for a highly custom set of three chambers to be used in the development of mission critical ICs.

Signs of recovery from the floods in Thailand occurred as we booked our first significant ThermosStreams order for more than six months from a major customer there.

A major smart phone and computer manufacturer ordered ThermoStreams for their product development labs.

We received stocking orders from Hakuto, China and from Hakuto, Japan. The China order is targeted primarily toward the transceiver market. The optical transceiver test market has been identified as a growth market in Asia.

And lastly, with regard to our custom Chiller Project for the energy industry, the work for the third of four phases has been completed. A team of engineers from the customer spent a week at our facility conducting a source inspection of the first article.

Turning to the Mechanical Products segment, as we noted on last quarter's call, the order rate had improved markedly early in the second quarter. While May was somewhat of a slow month in terms of revenue, business recovered in June. In particular, business ramps at a major test house in Taiwan drove significant April business. Bookings for the second quarter were $3.7 million, a 66% increase over the first quarter's bookings of $2.2 million. Second quarter mechanical sales of $3.8 million were a substantial 112% increase over the first quarter mechanical sales of $1.8 million.

Quoting activity was reasonably strong for most of Q2, but many customers delayed orders until equipment was needed, and then pushed for very short lead times for delivery.

We continued to proliferate the Cobal500 by designing for new test heads. Specifically, we sold and installed Cobal500 for the Advantest T6575 and a second unit is now on order. And, we sold a Cobal500 for the SPEA C600MX tester to a Korean customer. We have new sales representation in Korea and this is our first non-OEM sales into Korea for quite some time.

We installed and verified operation of the inTEST version of the Teradyne Ultra Flex PIB direct/auto-loading probe card, or PIB board, at a significant customer. We believe this has the potential to open the market for additional customers and their contract test partners.

We now have shipped 275 Cobal250s since its release, and it now covers more than 10 industry standard test heads. We have continued to convert customers over from legacy inTEST manipulators and are converting customers who previously purchased competitive manipulators.

We also completed design of new test head mechanicals for the new NXP Parset test head. We expect that the first article will ship and be verified in Q3.

Going into the third quarter, while we are experiencing what we believe is a temporary seasonal slow-down in our Mechanical order rate, we expect a recovery in order rates in Q4.

Now let me turn to our Electrical Segment, an area in which we saw substantial improvements. Quoting activity was rather slow in the first month of Q2, however it improved significantly as the quarter progressed resulting in a good quarter-end in revenue. Electrical bookings for the second quarter were $1.9 million, a 153% improvement over the first quarter bookings of $759,000; and Q2 Electrical revenues were $1.6 million, a 29% increase over first quarter Electrical revenues of $1.3 million.

New probe ring designs were completed and verified at Teradyne. They include the 440 mm high pin count version for the J750, which is called 440J, that will be used as the Teradyne OEM offering for both the J750 and the new ETS 800 test heads. This development also included the MTA or manual test adapter.

As we noted in our release, while we continue to see strong customer demand, we are experiencing a temporary pause in the third quarter, which is consistent with others in the semiconductor industry. While Hugh will discuss our guidance for the third quarter in his prepared remarks, it is important to note that we expect that our orders and net revenues in the second half of 2013 will be stronger than those in the first half, with a sequential increase in revenues in the fourth quarter.

Our long-term objective is to grow and evolve inTEST Corporation from our origins as an ATE company with a primary focus on semiconductors into a broad-based industrial test company, with a diversified end market penetration and differentiated product strategy. We now address growth markets in both the semiconductor and non-semiconductor areas, including automotive, consumer electronics, defense/aerospace, energy and telecommunications; and are involved in a very promising project in the energy industry, which could provide increased revenue over the next couple of years. Going forward, we continue to see non-semi related products playing a substantial role in our growth strategy and success.

Our diversification strategy outside of our traditional semiconductor markets helps to mitigate the cyclicality that is so closely tied to the semi industry and affords us several exciting new opportunities with multiple new customers. Couple that with the fact that as the semi market rebounds and resumes normal growth patterns, inTEST is optimally positioned to achieve significantly higher levels of profitability. Combined, it makes inTEST a very compelling investment opportunity.

In closing, our confidence in our business prospects remain high. inTEST occupies a profitable niche space. We have a proven long-term history with customers across the globe and provide high quality, mission critical products that perform in high stress environments. We will continue to work with our customers and drive innovations that allow us to continue being a leader in our target markets.

And with that I'd like to turn the call over to Hugh, who will provide a detailed review of Q2 numbers and discuss our guidance for the third quarter. Hugh?

Hugh Regan, Jr.:

Thank you, Bob. Second quarter 2013 end user net revenues were $9.9 million, or 89% of net revenues, compared with first quarter end user net revenues of $9.0 million. OEM net revenues were $1.3 million or 11% of net revenues, compared with first quarter OEM net revenues of $845,000. Net revenues from markets outside of semiconductor test were $2.5 million, or 22% of net revenues, compared with $1.9 million, or 22% of net revenues in the first quarter.

The Company's gross margin for the second quarter was $5.5 million, or 49%, compared with $4.1 million, or 46%, in the first quarter. Similar to the trend we experienced in the first quarter of 2013, the improvement in the gross margin was primarily driven by a more favorable absorption of our fixed manufacturing costs in the second quarter, which decreased from 16% of revenues in the first quarter to 13% of revenues in the second quarter. In addition, our fixed manufacturing costs decreased in absolute dollar terms from $1.5 million in Q1 to $1.4 million in Q2.

The decrease in our fixed manufacturing costs as a percentage of net revenues in the second quarter was partially offset by an increase in our consolidated material cost, which increased from 34.2% in the first quarter to 35.5% in the second quarter. Our Mechanical Products segment experienced an increase in its component material costs quarter over quarter, increasing from 39.7% in Q1 to 44% in Q2, while our Thermal and Electrical Products segments saw declines in their component material costs. The increase in our Mechanical Products segment was driven by changes in both product mix and customer mix. Our Thermal Products segment's component material costs decreased from 30.8% in Q1 to 29.5% in Q2 due to product mix, while our Electrical Products segment decreased from 39.7% in Q1 to 36.8% in Q2 due to customer mix.

I will now discuss the breakdown of operating expenses for the quarter.

Selling expense for the second quarter was $1.5 million compared with $1.2 million for the first quarter, an increase of $339,000 or 29%. The increase was primarily due to increased sales commission expense on higher levels of revenues as well as increased accruals for product warranty costs.

Engineering and product development expense was $925,000 for Q2 compared to $996,000 for Q1, a decrease of $71,000 or 7%, driven primarily by reductions in spending on patent legal costs.

General and administrative expense for the second quarter was $1.5 million compared to $1.6 million in the first quarter, a decrease of $33,000 or 2%. The decrease was primarily driven by reduced salary and benefits expense, which was partially offset by increased spending on IR and profit-related bonuses.

Other expense was $2,000 for the second quarter compared to other income of $6,000 for the first quarter.

We accrued income tax expense of $484,000 during the second quarter compared to $78,000 booked in the first quarter. Our effective tax rate in the second quarter was 33% compared to 21% in the first quarter. The reduced tax rate in the first quarter was driven by the impact of booking the benefit of research and development tax credits, due to these tax benefits being finally enacted during the first quarter. We expect our effective tax rate will be in the low to mid 30% range during the balance of 2013. At June 30, 2013, we had total deferred tax assets of $1.9 million.

Second quarter net income was $1.0 million or $0.10 per diluted share, compared with first quarter net income of $292,000, or $0.03 per diluted share. Average shares outstanding were 10,394,000 at June 30, 2013, up 28,000 shares from the level at March 31, 2013.

Amortization and depreciation expense were $205,000 for the second quarter and EBITDA was $1.7 million for the second quarter.

For the six months ended June 30, 2013, net revenues were $20.2 million, a reduction of $4.1 million or 17% from the comparable prior period due to the softness in the semiconductor markets in 2013 compared to 2012. However, due to an improved margin in 2013, 47% vs. 44% in 2012, and a $1.1 million reduction in operating expenses year over year, which had been inflated in the first half of 2012 due to the acquisition of Thermonics and costs related to the move of our Silicon Valley operation, our net income was the same for the first half of 2013 compared to 2012, $1.3 million or $0.13 per share.

Consolidated headcount at the end of June, which includes temporary staff, was 132, a decrease of one during the quarter in our Mechanical Products segment.

As we have noted before, we closely monitor our resource levels and will adjust as needed when we see prolonged softness in demand levels.

I'll now turn to our balance sheet. Cash and cash equivalents at the end of the second quarter were $16.0 million, up $648,000 from March 31, 2013. We currently expect cash and cash equivalents to increase sequentially throughout the balance of 2013.

Accounts receivable increased substantially during the quarter as a result of the surge in net revenues, coming in at $7.2 million at June 30, 2013 up $1.4 million since March.

Inventory decreased slightly, $58,000 to $3.4 million, at the end of June.

Capital expenditures during the second quarter were $51,000 compared to $44,000 in the first quarter.

Bob provided the consolidated and segment booking data earlier in the call but the backlog at the end of June was $2.7 million, down slightly from $2.9 million at the end of March.

In terms of our financial outlook, as noted in our earnings release, due to some near term softness in demand we are seeing, we expect that net revenue for the quarter ended September 30, 2013 will be in the range of $10.0 to $11.0 million with net earnings ranging from $0.06 to $0.10 per diluted share. As Bob mentioned earlier, we currently expect that our Q3 2013 product mix will also be less favorable than Q2 and that the Q3 gross margin will range from 46% to 48%. And actually, as Bob mentioned earlier, we also have noted in our earnings release, we currently expect that our orders and net revenues in the second half of 2013 will be stronger than those of the first half, with a sequential increase in revenues in the fourth quarter.

Please note that our outlook is based on the Company's current views with respect to operating and market conditions and customer forecasts, which are subject to change.

Operator, that concludes our formal remarks. We can now take questions.

Operator:

Thank you, sir. Ladies and gentlemen, we will now begin the question-and-answer session. As a reminder, if you would like to ask a question, please press the star, followed by the one, on your touch-tone phone. To withdraw your question, it's star, two. And if you're using speaker equipment, please use the handset-lift the handset before making your selection.

Our first question is from Les Sulewski with Sidoti & Company. Please go ahead.

Les Sulewski:

Hi, Hugh. Hi, Robert. How are you guys?

Robert Matthiessen:

Hi Les.

Hugh Regan:

Hi Les.

Les Sulewski:

Regarding the penetration of the non-semiconductor markets, where are you seeing more activity, domestically, abroad and specifically which industries?

Robert Matthiessen:

It's rather broad-based. I'll let Jim Pelrin address that directly since that's his business. Go ahead, Jim.

James Pelrin:

Hi, Les. We're actually seeing a growth in-and really worldwide. The biggest growth has come, I would say, in Asia, the strongest growth. And in terms of the markets, the optical transceiver market, fiber optic component market, is very strong for us and we see that as a growing market.

Les Sulewski:

Okay, thank you. And then regarding inventory levels overall, how are you looking at that ahead of the fourth quarter? Are you anticipating a little bit of an increase to-a higher expected inventory level?

Hugh Regan:

Yes. Les, this is Hugh. While inventory was down overall on a consolidated basis, that was driven by a reduction in our Thermal Group whose revenues were slightly off in Q2 compared to Q1, but inventories were actually up in both our Mechanical and our Electrical segment as those segments are really booming right now with semi demand, although Mechanical's a little off from where it had been in Q2 at the beginning of Q3. We currently expect that inventories are probably going to hold at the current levels. There may be a slight increase as we go into the fourth quarter as we do expect an increase in business in the fourth quarter and at the current time and as a result we may be procuring material in response to fulfilling orders in the fourth quarter. So you may see a slight trend up.

Les Sulewski:

Okay. And then one more. You mentioned, I believe I heard, something about increased material cost. Is that kind of a trend now moving forward or was this like, a one-time event?

Hugh Regan:

Well our material cost in any given period is a function of a number of factors; the type of customers that we're selling to and the products that we're selling to them. As we've mentioned many times before on our calls, we've got a wide range of incremental margins on our products ranging from as low as 25 to 30% of manipulator products to as high as 65 to 75% on docking hardware and certain thermal products. So the mix of any of those, and for instance we have some customers such as TI, who are significant customers who might get a larger discount than possibly with some other customers. So it's a mix of business with a customer and the products we sell that drive it in any given quarter. We do see the margin profile trading down a little bit. We're 49% this quarter and we see it in the range of 46 to 48% next quarter but that's not really materially off and so I would say we see it somewhat consistent just to a little down.

Les Sulewski:

Okay, thank you. And actually one more, Bob, if you could. If you could shed a little bit more color on the energy project?

Robert Matthiessen:

Yes, I'll let Jim do that again since we're back in the Thermal area. Jim?

Les Sulewski:

Okay.

James Pelrin:

Yes, this is a project for an OEM customer, actually a couple of OEM customers, in Europe, and it was to develop a highly specialized process chiller to be used in the energy industry. I can't really go into the details of where and how and what. It's a four-phased project. We're through with the first three phases. We have first article qualification completed and we're now entering Phase 4, which is a long term 180-day test. Passing that test satisfactorily will then open the door for orders for us.

Les Sulewski:

Okay. Thank you very much. Thank you for taking my questions.

Hugh Regan:

Thank you, Les.

Robert Matthiessen:

Thanks Les.

Operator:

Thank you. And our next question is from George Marimo, a Private Investor. Please go ahead.

George Marimo:

Hi, guys. Good quarter. Thanks for taking my call.

Robert Matthiessen:

Hi George.

George Marimo:

Just a follow-up on that last question. If you can speak about it, what's the opportunity size of these specialized chillers?

James Pelrin:

It could be as much as $6.0 to $10.0 million-this is Jim Pelrin, George, by the way. It could be as much as $6.0 to $10.0 million over the next three to five years.

George Marimo:

Are these one-time shots or are these going to be ongoing business for a while?

James Pelrin:

No, this would be ongoing business going forward.

George Marimo:

Okay, thank you. And a couple of other questions that I had. What are your expectations for the intermediate term for operating margins, especially if hopefully revenues ramp up? I want to get an idea on the leverage in the model. If you ramp up towards, say $15.0 million of revenue, what that would look like? I noticed like a year ago-like today you had about 13.3 operating margin, one year at $13.5 million sales, a year ago it was around 14.7. So I just want to get a feel for that directionally how that would look going out over time.

Hugh Regan:

This is Hugh. It depends on what product mix, George, would be in that given period because clearly the margin line has a big impact on what our operating margin would be. But if we would have a favorable product mix which would be where we are this quarter, you know, the 49 to 50% range. You could see your operating margin as you leverage up into the $14.0, $15.0 million range going to 15, 18, 20% ultimately, depending on-there's a number of factors that could impact that. One is, you know, who you're selling to and whether those sales are burdened by sales commission or not. There are some customers that we have and the mix of those in any given period can drive sales commission costs either up or down. So there's a bit of a range but there's some upside here, and like I said, I would think in the 16 to 18% range would be reasonable as revenues ramp.

George Marimo:

Yes, that's kind of what I was getting at. I was assuming that the G&A and the Engineering cost would remain relatively fixed and the selling expense would be the most variable in all this.

Hugh Regan:

It is, it is. There is some operational expense that is buried in on our cost of revenues that may increase as well because the people physically handling inventory and moving it around once you get over certain revenue levels may need to be tweaked a little bit, so.

George Marimo:

Yes, if you guys don't mind pulling your crystal ball a little bit here. If you look out to 2014, at least anecdotally, do you get any kind of feel directionally of what 2014 may look like versus 2013?

Hugh Regan:

Well we always remind people that we can only see one quarter clearly in this business.

George Marimo:

Right.

Hugh Regan:

So that's one of the reasons that we don't provide guidance out beyond the current quarter. It's very unusual for us this quarter in fact to be discussing Q4.

That said, I think what we can say about 2014 at this time is like many others in the industry, we are expecting 2014 to be an up year, with an increase in demand, and we believe that the increase in demand that we're seeing as we go into the end of the year is an indication of the strength of what we think 2014 will be. But clearly it's a little early at this point to call the year.

George Marimo:

Mm-hmm. Sure. Well thanks for those comments though. And also, you know, over the last couple of years you've been getting more in the non-semi side in various different verticals. Can you-and I know it's a little bit of a learning curve and it's specialized, but can you speak just broadly, generally about how the pipeline and lead generation is for non-semi and how that's developing, your education process and being able to exploit these markets?

Robert Matthiessen:

Jim?

James Pelrin:

Yes. We have identified certain industries and markets, if you will, that we seem to have a niche in and we're really trying to expand our efforts in marketing our capabilities into those areas. We are also-have several projects underway right now to increase our visibility through various marketing activities; most notably, we're going to be introducing an entirely new web presence. We're doing some-a lot of content-related work right now on the web and we're also going to be doing some direct marketing to customers. So we do have some target markets that we've identified and those are the ones that we're pursuing.

George Marimo:

And do you guys have like a pipeline or how do you-if interest comes in, how do you grade it and evaluate it? How do you look at this?

James Pelrin:

Oh, we actually have quite a comprehensive method of evaluation. If interest comes in that the potential customer is contacted, in our business for the non-semi market we view it as a customer must need our products. It's not something that he can do without. If he can do without chances are we're not the right solution for him. There are cheaper solutions available.

So we have a comprehensive vetting process which involves the technical aspect of the use. And in fact, when we quote we have a specification attached to that quote that is designed entirely around that customer's particular application. So by the time we get to the quoting stage we have a very high probability of getting the order.

George Marimo:

And how is the pipeline looking versus, say, a year ago today?

James Pelrin:

I would say it's stronger today-it is stronger today than a year ago. The problem that we have is that it's not as full as we'd like it to be and we see lots of opportunity and what we need to do is expand our identity within the various markets.

George Marimo:

Excellent. Thank you.

Operator:

Thank you. And once again, ladies and gentlemen, if you have any additional questions, please press star one at this time.

I'm showing no further questions. I'll turn the call back to Bob Matthiessen for closing remarks.

[Non-material closing remarks omitted]

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